Exhibit 3.1.2
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
SARATOGA INTERNATIONAL, INC.
Saratoga International, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 18, 2009 under the name Saratoga International, Inc.
SECOND: This Amendment to the Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242, and has been consented to in writing by the sole stockholder of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware,
THIRD: Article I of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:
“The name of this corporation is Silvaco Group, Inc.”
FOURTH: Article IV of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:
“The aggregate number of shares which the Company shall have authority to issue is fifty million (50,000,000) shares of capital stock, all of which shall be designated ”Common Stock” and have a par value of $0.0001 per share. At the time this Certificate of Amendment of Certificate of Incorporation (the ”Amended Certificate”) shall become effective, every one (1) share of Common Stock issued and outstanding at such time shall be, and hereby is, changed and reconstituted into four (4) fully paid and non-assessable shares of Common Stock (after aggregating all shares of Common Stock held by each holder), rounded down to the nearest whole share (the ”Split”). Each outstanding stock certificate of the Company which, immediately prior to the time this Amended Certificate shall become effective, represented one (1) or more shares of Common Stock shall thereafter be deemed to represent the appropriate number of shares of Common Stock taking into account the Split until such old stock certificate is exchanged for a new stock certificate reflecting the appropriate number of shares resulting from the Split. All references in this Amended Certificate, including all share numbers and prices herein, reflect the Split.”
The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his own knowledge.
IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate of Amendment on this 15th day of November, 2013.

/s/ Iliya Pesic
Name:	Iliya Pesic
Title:	Chairman of the Board State of Delaware